EXHIBIT 99.2

WEBB INTERACTIVE SERVICES, INC.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Webb Interactive Services, Inc.:

We have audited the accompanying consolidated balance sheet of Webb Interactive Services, Inc. and subsidiaries (the “Company”) as of June 30, 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the six months then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at of June 30, 2002, and the consolidated results of its operations and its cash flows for the six months then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the consolidated financial statements, among other factors, the Company has incurred significant and recurring losses from operations and its operations have used substantial amounts of cash. Such losses are expected to continue in the near future. To fund such operating losses, the Company will require additional capital and the availability of such capital is uncertain. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/    ERNST & YOUNG, LLP

Denver, Colorado,
August 12, 2002.

WEBB INTERACTIVE SERVICES, INC.
CONSOLIDATED BALANCE SHEET
JUNE 30, 2002

ASSETS

Current assets:
Cash and cash equivalents	$3,591,529
Accounts receivable, net (Note 2)	227,087
Accounts receivable from a related party (Notes 11 and 14)	75,864
Prepaid expenses	141,253
Note receivable from Company officer (Note 3)	154,149
Short-term deposits and other current assets	18,566

Total current assets	4,208,448

Property and equipment, net (Note 4)	1,223,189

Total assets	$5,431,637

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$415,554
Accrued salaries and payroll taxes payable	571,133
Deferred revenue and customer deposits	142,763
Net current liabilities of discontinued operations	22,694

Total current liabilities	1,152,144
Commitments and contingencies

Minority interest in subsidiary	120,132

Stockholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized: Series D junior convertible preferred stock, 2,984 shares issued and outstanding (preference in liquidation of $2,984,000)	2,058,497
Common stock, no par value, 60,000,000 shares authorized, 21,255,667 shares issued and outstanding	102,969,757
Warrants and options	20,029,040
Accumulated other comprehensive loss	(9,911)
Accumulated deficit	(120,888,022)

Total stockholders’ equity	4,159,361

Total liabilities and stockholders’ equity	$5,431,637

The accompanying notes to consolidated financial statements are an integral part of this consolidated balance sheet.

WEBB INTERACTIVE SERVICES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2002

Net revenues	$1,060,201
Net revenues from a related party (Notes 11 and 14)	163,230

Total net revenues	1,223,431

Operating expenses:
Cost of revenues	220,238
Cost of revenues from a related party	86,832
Sales and marketing expenses	864,316
Product development expenses	1,291,941
General and administrative expenses	2,405,548
Depreciation and amortization	980,568

5,849,443

Loss from operations	(4,626,012)

Interest income	25,538
Other income, net	11,368
Loss on extinguishment of 10% note payable	(1,162,934)
Interest expense	(616,162)

Net loss before minority interest	(6,368,202)
Minority interest in losses of subsidiary	2,039,962

Net loss before extraordinary income	(4,328,240)
Extraordinary income	225,993

Net loss	(4,102,247)

Preferred stock dividends	(125,187)
Accretion of preferred stock to redemption value	(638,323)

Net loss applicable to common stockholders	$(4,865,757)

Net loss per share, basic and diluted	$(0.28)

Weighted average shares outstanding, basic and diluted	17,096,763

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

WEBB INTERACTIVE SERVICES, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2002

	Series D Preferred Stock		Series C-1 Preferred Stock		Common Stock		Warrants and Options	Accumulated Deficit	Accumulated Other Comprehensive Loss	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balances January 1, 2002	—	$—	2,500	$2,450,000	11,331,522	$93,155,341	$15,010,930	$(116,022,265)	$(5,049)	$(5,411,043)
Common stock and common stock purchase warrants issued in private placement	—	—	—	—	5,000,000	2,370,205	2,629,795	—	—	5,000,000
Value of common stock purchase warrants issued for offering costs	—	—	—	—	—	(1,099,213)	1,099,213	—	—	—
Exercise of common stock purchase warrant	—	—	—	—	2,500,000	1,185,102	1,314,898	—	—	2,500,000
Common stock purchase warrant issued with short-term note payable	—	—	—	—	—	—	29,976	—	—	29,976
Exchange of 10% note payable for series D preferred stock	1,984	1,078,497	—	—	—	—	—	—	—	1,078,497
Conversion preferred stock to common stock	(1,050)	(1,029,000)	(450)	(441,000)	1,500,000	1,470,000	—	—	—	—
Exchange of series C-1 preferred stock for series D preferred stock	2,050	2,009,000	(2,050)	(2,009,000)	—	—	—	—	—	—
Common stock purchase warrant issued in connection with extinguishment of 10% convertible note payable	—	—	—	—	—	—	537,770	—	—	537,770
Interest expense on 10% convertible note payable from beneficial conversion feature	—	—	—	—	—	255,060	—	—	—	255,060
Beneficial conversion feature for reset on series C-1 preferred stock	—	—	—	—	—	479,442	—	(479,442)	—	—
Loss on debt extinguishment on exchange of 10% convertible note payable for series D preferred stock	—	—	—	—	—	625,164	—	—	—	625,164
Beneficial conversion feature for reset of preferred stock warrants	—	—	—	—	—	—	158,881	(158,881)	—	—
Interest expense for reset of second 10% note payable warrant	—	—	—	—	—	—	74,086		—	74,086
Interest expense for reset of short-term note payable warrant	—	—	—	—	—	—	14,364	—	—	14,364
Purchase of minority interest in Jabber	—	—	—	—	911,645	610,802	—	—	—	610,802
Gain on re-capitalization of Jabber	—	—	—	—	—	3,043,038	—	—	—	3,043,038
Common stock and warrants issued for services	—	—	—	—	12,500	6,500	27,443	—	—	33,943
Cancellation of warrants	—	—	—	—	—	868,316	(868,316)	—	—	—
Preferred stock dividends from Jabber preferred stock	—	—	—	—	—	—	—	(125,187)	—	(125,187)
Other comprehensive loss	—	—	—	—	—	—	—	—	(4,862)	(4,862)
Net loss	—	—	—	—	—	—	—	(4,102,247)	—	(4,102,247)

Comprehensive loss	—	—	—	—	—	—	—	—	—	(4,107,109)

Balances, June 30, 2002	2,984	$2,058,497	—	$—	21,255,667	$102,969,757	$20,029,040	$(120,888,022)	$(9,911)	$4,159,361

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

WEBB INTERACTIVE SERVICES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2002

Cash flows from operating activities:
Net loss	$(4,102,247)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	288,820
Amortization expense	691,748
Loss on extinguishment of 10% note payable	1,162,934
Extraordinary income from creditor concessions	(225,993)
Minority interest in losses of subsidiary	(2,039,962)
Stock and stock options issued for services	63,643
Gain on sale and disposal of property and equipment	(2,022)
Bad debt expense	7,100
Accrued interest payable on convertible note payable	2,394
Interest expense on 10% convertible note from beneficial conversion feature	255,060
Interest expense for reset of second 10% note payable warrant	74,086
Interest expense for reset of warrant issued with Jona short-term note payable	14,364
Amortization of 10% convertible note payable discount	49,144
Amortization of short-term note payable discount	29,976
Amortization of 10% convertible note payable financing costs	135,388

Changes in operating assets and liabilities:
Decrease in accounts receivable	102,074
Decrease in accounts receivable from a related party	31,880
Increase in prepaid expenses	(100,523)
Decrease in short-term deposits and other assets	50,296
Decrease in accounts payable and accrued liabilities,	(474,662)
Increase in accrued salaries and payroll taxes payable	205,587
Decrease in accrued interest payable	(48,632)
Decrease in customer deposits and deferred revenue	(49,829)

Net cash used in operating activities	(3,879,376)

Cash flows from investing activities:
Proceeds from the sale of property and equipment	2,022
Purchase of property and equipment	(57,862)
Collection of notes receivable from Company officer	6,673

Net cash used in investing activities	(49,167)

Cash flows from financing activities:
Payments on capital leases	(35,599)
Payment of short-term notes payable	(1,340,000)
Payment on 10% note payable	(720,000)
Proceeds from issuance of short-term notes payable	1,200,000
Proceeds from issuance of common stock and warrants	7,500,000

Net cash provided by financing activities	6,604,401

Net increase in cash and cash equivalents	2,675,858
Effect of foreign currency exchange rate changes on cash	(4,862)
Cash and cash equivalents, beginning of period	922,365
Cash in discontinued operations	(1,832)

Cash and cash equivalents, end of period	$3,591,529

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

WEBB INTERACTIVE SERVICES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
FOR THE SIX MONTHS ENDED JUNE 30, 2002

Supplemental disclosure of cash flow information:
Cash paid for interest	$104,381

Supplemental schedule of non-cash investing and financing activities:
Accretion of preferred stock to stated value and other deemed dividends	$638,323
Preferred stock dividends on Jabber preferred stock	$125,187
Preferred stock converted to common stock	$784,000
10% note payable exchanged for series D preferred stock	$1,078,497

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

WEBB INTERACTIVE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002

(1)    ORGANIZATION AND BUSINESS

Webb Interactive Services, Inc. (with its subsidiaries collectively referred to as the “Company” or “Webb”), was incorporated on March 22, 1994, under the laws of Colorado, and principal operations began in 1995. Webb is the founder and the majority stockholder of Jabber, Inc. (“Jabber”), a company in the early stages of developing extensible instant messaging (“IM”) software products and services. We formed Jabber in February 2000, to commercialize the Jabber.org instant messaging system begun in 1998 by Jeremie Miller, the founder of this open-source movement. We became the commercial sponsor of the Jabber.org open-source movement in September 1999. Jabber commenced operations in May 2000, and released its initial proprietary IM software product in March 2001. During the six months ended June 30, 2002, Jabber earned revenue from licensing its software, fees from support and maintenance agreements and fees from professional service contracts. Due to the termination of our AccelX business segment in October 2001, continuing operations of Webb refer to the Jabber business segment and Webb’s corporate activities.

We have not been profitable since inception. Our ability to become profitable depends on our ability to market our products and services and generate revenues sufficient to exceed our expenses. Because of the new and evolving nature of instant messaging technologies and Jabber’s early stage of development, we cannot be sure that our revenue model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. In January and March 2002, we raised $7.5 million in cash through the sale of Webb’s common stock and common stock purchase warrants (See Note 5). At June 30, 2002, we had $3,591,529 in cash and cash equivalents.

We have expended significant funds to develop Jabber’s current product offerings and we anticipate continuing losses in 2002 and at least the first six months of 2003 as we further develop and market Jabber’s products in advance of market acceptance in sufficient quantities to achieve positive cash flow from operations. Webb does not currently have a source of revenue which is independent from Jabber, and is therefore dependent on the success of Jabber. As a result of the France Telecom Technologies Investissements (“FTTI”) investment in Jabber, Jabber is being funded separately. Webb expects to make additional investments in Jabber in the future. Our continued long-term viability depends, in part, on Jabber’s ability to obtain additional profitable customer contracts.

We believe that the funds available at June 30, 2002 provide us with sufficient capital to operate Webb through at least June 2003 and Jabber only through January 2003. We have begun discussions with several investors for an additional $4 to $7 million of financing for Jabber through the sale of Jabber securities. However, we have no commitment for the additional sale of Jabber’s securities. Therefore, there can be no guarantee that this financing will be completed, or if completed, that the terms of any such financing will be acceptable. If we are not successful in obtaining funding in appropriate amounts or on appropriate terms, we would consider additional reductions in our operating activities.

As a result of our continuing operating losses and limited working capital to fund expected operating losses, substantial doubt exists about Webb’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Webb and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The net loss attributable to the minority stockholders’ interests, which relates to our Jabber subsidiary, is recorded based upon the minority interest share of the ownership of Jabber.

Revenue Recognition

Revenues are generated from the license of our software products and from professional service arrangements. Software license revenue is recognized in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2 “Software Revenue Recognition” (“SOP 97-2”) and related interpretations and amendments as well as Technical Practice Aids issued from time to time by the AICPA.

We recognize revenue on software arrangements only when persuasive evidence of an agreement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. Under certain circumstances, software license revenue is deferred until all criteria of SOP 97-2 are met. Certain arrangements contain provisions which result in the recognition of revenue from software licenses ratably over the term of the contract or in accordance with contract accounting.

Revenue from professional services billed on a time and materials basis is recognized as the services are performed and amounts due from customers are deemed collectible and are contractually non-refundable. Revenue from fixed price long-term contracts is recognized on the percentage of completion method for individual contracts. Revenues are recognized in the ratio that costs incurred bear to total estimated contract costs. The use of the percentage of completion method of revenue recognition requires estimates of percentage of project completion. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income in the period in which the revisions are determined. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. In instances when the work performed on fixed price agreements is of relatively short duration, or if we are unable to make sufficiently accurate estimates of costs at the outset of the arrangement, we use the completed contract method of accounting whereby revenue is recognized when the work is completed. Customer payments and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

Revenue from maintenance and support agreements is recognized on a straight-line basis over the term of the related maintenance and support agreement.

For software arrangements with multiple elements, we apply the residual method prescribed by SOP 98-9, “Modification of SOP 97-2 ‘Software Revenue Recognition’ with Respect to Certain Transactions.” Revenue applicable to undelivered elements, principally software maintenance, training and limited implementation services, is determined based on vendor specific objective evidence (“VSOE”) of the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and normal prices charged for training and professional services). Revenue applicable to the delivered elements is deemed equal to the remainder/residual amount of the fixed arrangement price. Assuming none of the undelivered elements are essential to the functionality of any of the delivered elements, we recognize the residual revenue attributed to the delivered elements when all other criteria for revenue recognition for those elements have been met.

We believe our current revenue recognition policies and practices are consistent with the provisions of SOP 97-2, as amended by SOP 98-4 and SOP 98-9, which were issued by the AICPA, as well as other related authoritative literature. Implementation guidelines for these standards, as well as potential new standards, could lead to unanticipated changes in our current revenue recognition policies. Such changes could affect the timing of our future revenue and results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Webb’s management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include highly liquid investments with original maturities of 90 days or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

Concentration of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. We maintain our cash in the form of demand deposits with financial institutions that we believe to be of high credit quality.

We perform ongoing evaluations of our customers’ financial condition and generally do not require collateral. Allowances for uncollectable accounts receivable are determined based upon information available and historical experience. Accounts receivable are shown net of allowance for doubtful accounts totaling $34,105 at June 30, 2002.

As discussed in Note 12, three customers in the six months ended June 30, 2002, accounted for more than 10% of Jabber’s revenues, and two customers accounted for more than 10% of Jabber’s accounts receivable at June 30, 2002.

Property and Equipment

Property and equipment is stated at cost or estimated fair value upon acquisition and depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally ranging from three to seven years. Maintenance and repairs are expensed as incurred and improvements are capitalized.

Long-Lived Assets and Intangible Assets

On January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires us to evaluate the carrying value of our long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the estimated cost to sell the asset. At June 30, 2002, the intangible assets, which consisted of technology utilized by Jabber acquired by Webb in a 1999 acquisition, were fully amortized.

We recorded amortization expense totaling $691,748 for the six months ended June 30, 2002, which was reduced by $35,553 as a result of the step-down adjustment allocated to intangible assets resulting from Webb’s purchase of Jabber minority interest in April 2002 (See Note 7).

Cost of Revenues

Cost of revenues include nominal direct costs of delivering software, direct labor costs for maintenance and support and professional services, and an allocation of overhead costs. Cost of revenues does not include any allocation of depreciation or amortization expense.

Capitalized Software Development Costs, Purchased Software Technology and Research and Development Costs

Software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS 86”). Capitalization of development costs of software products begins once the technological feasibility of the product is established. The establishment of technological feasibility is highly subjective and requires the exercise of judgment by management. Based on our product development process, technological feasibility is established upon completion of a detailed program design. Capitalization ceases when such software is ready for general release, at which time amortization of the capitalized costs begins.

We have determined that the time between technological feasibility and general release of the software products is short. Consequently, we have not capitalized software development costs but expensed those costs as product development expenses as incurred. The cost of developing routine software enhancements is expensed as incurred.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, trade accounts and notes receivable. As of June 30, 2002, the carrying values of such instruments approximated their fair values.

Foreign Currencies

The functional currency of our foreign subsidiary is the Euro. Assets and liabilities of this subsidiary are translated to U.S. dollars at year-end exchange rates and income statement items are translated at the exchange rates present at the time such transactions arise. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive income, a component of stockholders’ equity (deficit).

Transactions denominated in currencies other than the Euro are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in foreign currency transaction gains and losses which are reflected in income as unrealized (based on period-end translation) or realized (upon settlement of the transaction). Unrealized transaction gains and losses applicable to permanent investments by Webb in its foreign subsidiary are included as cumulative translation adjustments, and unrealized translation gains and losses applicable to short-term intercompany receivables from or payables to Webb and its foreign subsidiary are included in income.

Income Taxes

The current provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. Our deferred tax assets have been reduced by a valuation allowance to the extent it is more likely than not that some or all of the deferred tax assets will not be realized (See Note 13).

Stock-Based Compensation

Employee stock option plans and other employee stock-based compensation arrangements are accounted for in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock

Issued to Employees” (“APB Opinion No. 25”) and related interpretations. As such, compensation expense related to employee stock options is recorded if, on the measurement date, the fair value of the underlying stock exceeds the stock option exercise price. We adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock grants made in 1996 and future years as if the fair-value-based method of accounting in SFAS 123 had been applied to these transactions.

Equity instruments issued to non-employees are accounted for in accordance with SFAS 123 and related interpretations. Certain grants of warrants require the use of variable plan accounting whereby the warrants are valued using the Black-Scholes option pricing model at the date of issuance and at each subsequent reporting date with final valuation on the vesting date. Such instruments can result in substantial volatility in our results of operations until they are vested. We record deferred compensation expense based on the calculated values as of the initial grant date and subsequent measurement dates, and record expense over the vesting term of the warrant.

Net Loss Per Common Share

Net loss per share is calculated in accordance with SFAS No. 128, “Earnings Per Share” (“SFAS 128”). Under the provisions of SFAS 128, basic net loss per share is computed by dividing net loss applicable to common shareholders for the period, subject to certain adjustments, by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. As a result of our net losses, all potentially dilutive securities, as indicated in the table below, would be anti-dilutive and are excluded from the computation of diluted loss per share, there are no differences between basic and diluted per share amounts for the six months ended June 30, 2002.

Stock options	4,414,419
Warrants	12,715,315
Series D preferred stock	2,984,000

Total	20,113,734

The number of potential shares excluded from the earnings per share calculation because they are anti-dilutive, using the treasury stock method, were 117,069 for the six months ended June 30, 2002.

Comprehensive Loss

Comprehensive loss includes net loss and other non-owner changes to stockholders’ equity not reflected in net loss applicable to common stockholders. The components of accumulated other comprehensive loss, as presented on the accompanying consolidated balance sheets, consists of cumulative translation adjustments from assets and liabilities of our foreign subsidiary.

Accounting for the Costs of Computer Software Developed or Obtained for Internal Use

Effective January 1, 1999, we adopted the provisions of SOP 98-1, “Accounting for the Costs of Computer Software Development or Obtained for Internal Use” (“SOP 98-1”). This statement establishes standards for the capitalization of costs related to internal use software. In general, costs incurred during the development stage are capitalized, while the costs incurred during the preliminary project and post-implementation stages are expensed. During the six months ended June 30, 2002, we did not incur costs which would be required to be capitalized under SOP 98-1.

(3)    NOTES RECEIVABLE FROM COMPANY OFFICER

During 2000, Webb loaned a total of $165,827 to an officer of the Company pursuant to demand notes with full recourse bearing interest at 8% per annum. Interest is payable monthly commencing July 1, 2000. However, due to the related party nature of the note receivable, the Company has elected not to record interest income and to apply all payments received to the outstanding principal balance. During the six months ended June 30, 2002, the Company was repaid principal totaling $6,673.

(4)    PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2002, consists of the following:

Computer equipment	$855,221
Office furniture and equipment	487,474
Purchased software	662,075
Leasehold improvements	272,723

2,277,493
Less accumulated depreciation	(1,054,304)

Net property and equipment	$1,223,189

Computer equipment, office equipment, and software is depreciated over three to five years, office furnishings over seven years, and leasehold improvements over the shorter of their economic life or the life of the lease. Depreciation expense totaled $288,820 for the six months ended June 30, 2002, including a reduction of $6,295 resulting from the step-down in basis of $86,898 resulting from Webb’s purchase of minority interest in Jabber (See Note 7).

(5)    INVESTMENT BY JONA, INC.

On January 17, 2002, we sold 1,100,000 units of our securities to Jona Inc. (“Jona”) for $1,100,000 (the “January 2002 Jona transaction”). Each unit consisted of one share of common stock and one warrant to purchase an additional share of common stock at an exercise price of $1.00 per share. The warrants may be exercised at any time by the holder from the date of issuance for a period of 5 years. On March 11, 2002, Webb’s shareholders approved the sale to Jona of an additional 3,900,000 units for $3,900,000, which was purchased by Jona on March 12, 2002.

In connection with the January 2002, Jona transaction, we also granted Jona an option to purchase 2,500,000 units for $2,500,000 on or before August 31, 2002. The issuance of this option was approved by Webb’s shareholders on March 11, 2002. On March 28, 2002, Jona exercised this option and purchased 2,500,000 units for which we received $2,500,000 in proceeds (the “March 28, 2002 Jona transaction”). In consideration for Jona exercising the option more than five months before the option expired and prior to the conclusion of the first quarter of the current fiscal year, we granted Jona an additional warrant representing the right to acquire 2,500,000 shares of our common stock at $1.00 per share. The value of this warrant, totaling $1,769,369, was recorded as an offering cost of the Jona transactions.

We valued the warrants using the Black-Scholes option pricing model and allocated the relative fair value to the common stock and the warrants as follows:

	2002 Closings
Security	January 17	March 12	March 28
Common stock	$521,445	$1,848,760	$1,185,102
Warrant to purchase common stock	578,555	2,051,240	1,314,898

Total	$1,100,000	$3,900,000	$2,500,000

We used the following assumptions to value the warrants:

	2002 Closings
	January 17	March 12	March 28	March 28
	Unit Warrant	Unit Warrant	Unit Warrant	Warrant Offering Costs
Number of Warrants	1,100,000	3,900,000	2,500,000	2,500,000
Exercise price	$1.00	$1.00	$1.00	$1.00
Fair market value of common stock on date of issuance	$0.97	$0.74	$0.74	$0.83
Option life	5 years	5 years	5 years	5 years
Volatility rate	127%	127%	127%	127%
Risk-free rate of return	6%	6%	6%	6%
Dividend rate	0%	0%	0%	0%
Calculated value	$921,959	$2,435,594	$1,561,278	$1,769,369

In connection with the January 2002 and March 28, 2002 Jona transactions, we issued two five-year warrants to purchase 450,000 and 125,000 shares, respectively, of our common stock to a financial advisor and a five year warrant to purchase 100,000 shares of our common stock to a private business owner and stockholder for payment of fees associated with the transactions. The warrants may be exercised at any time from the date of issuance by the holder at an exercise price of $1.00 per share. We recorded the value of the warrants, totaling $549,447 as offering costs and valued the warrants using the Black-Scholes option pricing model utilizing the following assumptions:

	January 17, 2002	March 28, 2002
Number of shares underlying warrants	550,000	125,000
Exercise price	$1.00	$1.00
Fair market value of common stock on date of issuance	$0.97	$0.83
Option life	5 years	5 years
Volatility rate	127%	127%
Risk-free rate of return	6%	6%
Dividend rate	0%	0%
Calculated value	$460,979	$88,468

We allocated the warrant offering costs based on the relative fair value of the units as follows:

	Common Stock	Warrants	Total
Relative fair value of securities	$3,555,307	$3,944,693	$7,500,000

2,500,000 warrant offering costs	$838,753	$930,616	$1,769,369
550,000 warrant value	218,523	242,456	460,979
125,000 warrant value	41,937	46,531	88,468

Total	$1,099,213	$1,219,603	$2,318,816

The warrants issued in connection with the units, as well as the warrants issued as offering costs provide for anti-dilution provisions in the event we issue common stock at prices less than the current conversion or exercise price for the securities or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the exercise price is reduced, we may be required to record additional charges against income and such charges may be significant.

At the time Jona agreed to purchase the units, it loaned us $900,000 at an interest rate of 10% per year. On January 8, 2002, Jona had also loaned us $300,000 at an interest rate of 10%. On March 12, 2002, we repaid the $1.2 million of principal and accrued interest totaling $18,164. We also issued Jona a three-year warrant to purchase 60,000 shares of our common stock at an initial exercise price of $2.50 per share as part of the $300,000 loan. The exercise price was reduced to $1.00 in connection with the January 2002 Jona transaction, for which we recorded non-cash interest expense totaling $14,365 in the first quarter of 2002. The value of the warrant, totaling $29,976, was recorded as a discount to the $300,000 note and amortized to interest expense during the first quarter of 2002.

We valued the warrant utilizing the Black-Scholes option pricing model using the following assumptions:

	Initial Valuation	January 17, 2002 Valuation
Exercise price	$2.50	$1.00
Fair market value of common stock on date of issuance or revaluation	$0.82	$0.97
Option life	3 years	3 years
Volatility rate	131%	127%
Risk-free rate of return	6%	6%
Dividend rate	0%	0%
Warrant value	$29,976	$44,341
Expense recorded	N/A	$14,364

In connection with the January 2002 Jona transaction, and in accordance with the original terms of the securities, the conversion prices for our 10% convertible note payable and series C-1 preferred stock as well as the exercise prices for the second 10% note payable warrant and the series C-1 preferred stock warrant were all reset to $1.00 per share (See Note 7 for the calculations of the resets). As a result, we recorded non-cash expenses in the first quarter of 2002 as follows:

Security Reset	Non-Cash Expense
10% note payable (additional interest expense due to anti-dilution protection on conversion feature)	$255,060
Series C-1 preferred stock (additional preferred stock accretion)	479,442
Second 10% note payable warrant (non-cash interest expense)	74,086
Series C-1 preferred stock warrant (additional preferred stock accretion)	148,259

Total	$956,847

(6)    PREFERRED STOCK AND 10% NOTE PAYABLE

At the same time we agreed to sell the units to Jona, Castle Creek Technology Partners LLC (“Castle Creek”) agreed to exchange up to 2,500 shares of series C-1 preferred stock and $1,212,192 of principal of our 10% note payable for up to 4,484 shares of our series D junior convertible preferred stock (the “series D preferred stock”) and a warrant to purchase 750,000 shares of our common stock at an exercise price of $1.00 per share. As part of the agreement, we reduced the exercise price of existing warrants to purchase 650,116 shares of our common stock held by Castle Creek. The exercise price for these warrants is now $1.00. We recorded non-cash interest and accretion expense for the reset of these warrants in the first quarter of 2002 totaling $222,345 (See Note 8). The 4,484 shares of series D preferred stock are convertible into 4,484,000 shares of our common stock. If we had not reached the agreement to exchange the series C-1 convertible preferred stock and the 10% convertible promissory notes, these securities would have been convertible into 3,712,192 shares of our common stock and Castle Creek would have been entitled to an additional warrant for 2,500,000 shares at an exercise price of $1.00 per share.

On January 31 and February 21, 2002, Castle Creek exchanged 1,500 and 550 shares, respectively, of series C-1 preferred stock for 1,500 and 550 shares, respectively, of our series D preferred stock.

On March 12, 2002, we repaid $720,000 of principal of the 10% convertible note and accrued interest of $37,585. On March 13, 2002, we exchanged the remaining principal balance of $1,212,192 for 1,984 shares of our series D preferred stock. As a result of this exchange, in the first quarter of 2002 we recorded a non-cash loss on debt extinguishment totaling $625,164 computed as follows:

Balance of 10% note payable exchanged for series D preferred stock	$1,212,192

Number of common shares 10% note payable would have converted into immediately prior to exchange	1,212,192
Number of common shares convertible into series D preferred stock immediately after exchange	1,984,000

Increase in number of common shares	771,808
Fair market value of common stock on March 13, 2002	$0.81

Loss on debt extinguishment	$625,164

On January 17, 2002, we issued Castle Creek a five-year warrant to purchase 750,000 shares of our common stock as part of the exchange of our 10% note payable owned by Castle Creek for our series D junior preferred convertible stock. The exercise price for the warrant is currently $1.00 per share. The exercise price for the warrant is also subject to anti-dilution protection if we issue our common stock at prices less than the exercise price for the warrant and for stock splits, stock dividends and other similar transactions. If the warrant price is reset, we may record additional charges to income. The warrant is subject to early expiration for one-third of the shares if our common stock trades at $2.00 or more for five consecutive days and for an additional one-third of the shares if our common stock trades at $3.00 or more for five consecutive days.

We recorded a loss on debt extinguishment for the value of the warrant totaling $537,770 in the first quarter of 2002. We valued the warrant using the Black-Scholes option pricing model utilizing the following assumptions:

Exercise price	$1.00
Fair market value of common stock on date of issuance	$0.84
Option life	5 years
Volatility rate	127%
Risk-free rate of return	6%
Dividend rate	0%

Series D Junior Convertible Preferred Stock-

As a result of the transactions described above, we issued 4,034 shares of series D preferred stock and 2,984 shares were outstanding at June 30, 2002. The series D preferred stock does not bear dividends and does not entitle the holders to any voting rights except as required by Colorado law. Each share of series D preferred stock is convertible into 1,000 shares of our common stock. The series D preferred stock is convertible into common stock unless the conversion would result in the holder being a beneficial owner of more than 4.99% of our common stock. The current conversion price is $1.00 per share. The conversion price is also subject to anti-dilution protection if we issue our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record a charge against income.

The series D preferred stock has Liquidation Preferences. If we liquidate, dissolve or wind-up our business, whether voluntarily or involuntarily, after we pay our debts and other liabilities, the holder of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

During the six months ended June 30, 2002, the holder of our series D preferred stock converted 1,050 shares into 1,050,000 shares of our common stock at conversion prices per share of $1.00 as follows:

	Number of Shares
Conversion Date	Series C-1 Preferred Stock	Common Stock
March 15, 2002	250	250,000
April 3, 2002	200	200,000
April 25,2002	100	100,000
May 7, 2002	150	150,000
May 8, 2002	50	50,000
June 13, 2002	50	50,000
June 18, 2002	50	50,000
June 25, 2002	200	200,000

	1,050	1,050,000

Conversion of Series C-1 Preferred Stock-

During January and February 2002, the holder of our series C-1 preferred stock converted 450 shares into 450,000 shares of our common stock at conversion prices per share of $1.00 as follows:

	Number of Shares
Conversion Date	Series C-1 Preferred Stock	Common Stock
January 22, 2002	175	175,000
January 28, 2002	175	175,000
February 12, 2002	100	100,000

	450	450,000

Jabber Preferred Stock-

Jabber is authorized to issue up to 20,000,000 shares of $0.01 per share par value preferred stock As of June 30, 2002, there were 100 and 125 shares of Jabber series B convertible preferred stock and series C convertible preferred stock outstanding, respectively.

Each share of series B convertible preferred stock (the “series B preferred stock”) is currently convertible into 1,000 shares of Jabber’s common stock at the election of the holder, or automatically prior to the closing of a firm commitment underwritten public offering in which the gross proceeds are at least $30 million. The conversion rate is subject to anti-dilution protection if Jabber issues its common or series C preferred stock for less than the conversion price of the series B preferred stock (currently $1.00 per share), and is also subject to adjustment for stock splits, stock dividends and other similar transactions. The holder of the series B preferred stock is entitled to vote together with Jabber’s common stockholders. Each share of series B preferred stock entitles the holder to the number of votes per share equal to the largest number of whole shares of common stock into which the series B preferred stock could be converted. In addition, the holder of the series B preferred stock vote as a separate class on any change in the terms of the series B preferred stock; any increases in the authorized number of shares of common stock or preferred stock; any authorization of a class of preferred stock ranking on a parity with the series B preferred stock; any redemption of common stock or preferred stock junior in rights to the series B preferred stock; any merger with another company resulting in a change of 50% or more in the ownership of Jabber; a sale of the intellectual property of Jabber other than in the normal course of business; or the sale of 20% or more of Jabber to up to 10 named competitors of FTTI. The series B preferred stock also provides for a right of first refusal and participation rights in the event of transfers of Jabber stock by certain shareholders, and the holders of series B preferred stock are entitled to elect one person to Jabber’s board of directors. At June 30, 2002, FTTI owned all 100 shares of series B preferred stock.

Each share of series C convertible preferred stock (the “series C preferred stock”) is currently convertible into 1,000 shares of Jabber’s common stock at the election of the holders, or automatically prior to the closing of a firm commitment underwritten public offering in which the gross proceeds are at least $30 million. The conversion rate is subject to anti-dilution protection if Jabber issues its common stock for less than the conversion price of the series C preferred stock (currently $1.00 per share), and is also subject to adjustment for stock splits, stock dividends and other similar transactions. The holders of the series C preferred stock are entitled to vote together with Jabber’s common stockholders. Each share of series C preferred stock entitles the holders to the number of votes per share equal to the largest number of whole shares of common stock into which the series C preferred stock could be converted. At June 30, 2002, Webb owned 100 shares and a third-party owned 25 shares of series C preferred stock.

If Jabber liquidates, dissolves or winds up its business, whether voluntarily or involuntarily, the holder of the series B preferred stock will be entitled to receive, before any distribution to holders of Jabber’s common or other classes of preferred stock, the amount of $1,000 per share. Thereafter, the holders of the series C preferred stock are on equal basis and are entitled to receive, before any distribution to holders of Jabber’s common stock, the amount of $1,000 per. After the series B and C preferred shares have received their liquidation preference, the holders of all classes of preferred stock are entitled to share in any distribution of remaining assets with the holders of common stock.

(7)	CONVERSION OF JABBER SECURITIES INTO JABBER COMMON STOCK AND PURCHASE OF JABBER MINORITY INTEREST BY WEBB

On April 8, 2002, we entered into an agreement with Jabber and FTTI, pursuant to which Webb and FTTI agreed to convert substantially all of their respective shares of Jabber’s preferred stock into shares of Jabber’s common stock as of the “FTTI Effective Date.” The FTTI Effective Date was April 29, 2002. As part of the agreement, the pledge by Webb to FTTI of 1,400,000 shares of Webb’s Jabber preferred stock was terminated, Webb exchanged the principal and interest of a $1,100,000 note payable from Jabber for shares of Jabber’s common stock at $1.00 per share and FTTI converted the principal and interest on a Jabber convertible note for $100,000 into shares of Jabber’s common stock, also at $1.00 per share.

As a result of the transaction with FTTI, Webb recorded a non-cash adjustment to minority interest in Jabber of $1,611,869, which represents the difference between the Jabber losses allocated to FTTI prior to the FTTI Effective Date and the amount of Jabber losses that that would have been allocated to FTTI had the transaction occurred from inception of the FTTI investment in Jabber. Additionally, Webb recorded $3,043,038 as an increase to additional paid-in capital in accordance with Staff Accounting Bulletin No. 51. “Accounting for Sales of Stock By a Subsidiary”. The amount was computed as the difference between FTTI’s minority interest balance after the transaction and allocation of the $1,611,869 FTTI minority interest adjustment and multiplying Jabber’s net worth at April 29, 2002, by FTTI’s ownership percentage after the transaction.

In a separate transaction, Webb acquired all of the shares of Jabber’s common stock and preferred stock owned by DiamondCluster International, Inc. (“DiamondCluster”), valued at $759,503, in consideration for which Webb issued to DiamondCluster 911,645 shares of Webb’s common stock at $0.67 per share. The resulting difference between the value of the Webb shares issued and the value of the Jabber securities acquired was $122,451, resulting in a reduction in the cost basis for Jabber’s property and equipment and intangible assets, of $86,898 and $35,553, respectively. During the three months ended June 30, 2002, we recorded $6,295 less in depreciation expense and $35,553 less in amortization expense as a result of this transaction.

Jabber common stock equivalents at April 29, 2002, before the April 2002 stock transactions were as follows:

Securities	Webb	FTTI	DiamondCluster	Others	Total
Series A preferred stock	8,050,000	750,000	—	—	8,800,000
Series B preferred stock and accrued dividends	—	4,428,710	733,253	—	5,161,963
Series C preferred stock and accrued dividends	8,464,038	—	—	26,397	8,490,435
Common stock	—	—	37,500	875,000	912,500

Total	16,514,038	5,178,710	770,753	901,397	23,364,898

Ownership percentage	70.7%	22.2%	3.3%	3.8%	100.0%

Jabber common stock equivalents at April 29, 2002, after the April 2002 stock transactions are as follows:

Securities	Webb	FTTI	DiamondCluster	Others	Total
Series B preferred stock	—	100,000	—	—	100,000
Series C preferred stock	100,000	—	—	25,000	125,000
Common stock	18,290,232	5,185,712	—	876,397	24,352,341

Total	18,390,232	5,285,712	—	901,397	24,577,341

Ownership percentage	74.8%	21.5%	—	3.7%	100.0%

(8)    RESET OF CONVERSION AND EXERCISE PRICES OF SECURITIES

The original terms of our 10% convertible note payable, preferred stock and the warrants issued in connection with those securities provide for anti-dilution provisions in the event we issue common stock at prices less than the current conversion or exercise price for the securities or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. On January 17, 2002, we issued common stock at $1.00 per share (See Note 5). Accordingly, in accordance with terms of the original agreements, the conversion prices for the 10% note payable and our series C-1 preferred stock as well as the exercise prices for the second 10% note payable warrant and series C-1 preferred stock warrant were reset as indicated in the tables that follow.

	Conversion or Exercise Price Immediately Preceding Reset	Conversion or Exercise Price Immediately After Reset
10% convertible note payable	$2.50	$1.00
Series C-1 preferred stock	$2.50	$1.00
Series C-1 preferred stock warrant	$2.50	$1.00
Series B preferred stock warrants	$0.766	$0.766
Second 10% note payable warrant	$9.33431	$1.00

The non-cash expense resulting from the rest was recorded as additional interest expense for the 10% convertible note payable and as an additional deemed preferred stock dividend for the series C-1 preferred stock. The non-cash expense was calculated based on the incremental common shares issuable upon conversion and our appropriate common stock value. The additional beneficial conversion feature non-cash expense in 2002 was limited to the net proceeds from the sale of the securities less the amount of beneficial conversion feature expense recorded in previous periods. The calculations of the non-cash expense are presented in the tables that follow.

	Series C-1 Preferred Stock	10% Convertible Note Payable
Value of security	$2,500,000	$1,932,192
Conversion price before reset	$2.50	$2.50
Number of common shares issuable upon conversion before reset	1,000,000	772,877
Conversion price after reset	$1.00	$1.00
Number of common shares issuable upon conversion after reset	2,500,000	1,932,192
Fair market value of common stock on commitment date	$3.00	$10.07
Calculated beneficial conversion feature	$3,000,000	$11,674,302

Net proceeds from sale of securities	$1,714,721	$4,616,816
Accretion or interest expense recorded in previous periods	$1,235,279	$4,361,756
Additional interest expense due to anti-dilution protection on conversion feature		$255,060
Additional beneficial conversion feature recognized as deemed preferred stock dividend	$479,442

The non-cash expense resulting from the reset was recorded as non-cash interest expense for the second 10% note payable warrant and preferred stock accretion expense for the series C-1 preferred stock warrant, computed based on the difference of the warrant value immediately before the reset to the value immediately after the reset using the Black-Scholes option pricing model as indicated below:

	Second 10% Note Payable Warrant		Series C-1 Preferred Stock Warrant
	Immediately Preceding Reset	Immediately After Reset	Immediately Preceding Reset	Immediately After Reset
Common stock issuable upon exercise of warrant	150,116	150,116	500,000	500,000
Exercise price	$9.33431	$1.00	$3.75	$1.00
Fair market value of common stock on valuation date	$0.97	$0.97	$0.97	$0.97
Option life	2.9 years	2.9 years	2 years	2 years
Volatility rate	104%	126%	120%	131%
Risk-free rate of return	6.0%	6.0%	6.0%	6.0%
Dividend rate	0%	0%	0%	0%
Calculated value	$33,377	$107,463	$177,600	$325,859
Expense recorded	N/A	$74,086	N/A	$148,259

The exercise price for the series B preferred stock warrants is subject to being reset every 90 days until January 20, 2003, based upon future market prices for our common stock. If the current exercise price is higher than the current market price (the lower of the average closing bid prices for the 10-day period ending on such date or the closing bid price on such date), the exercise price will be reset to the market price. The exercise price was reset to $0.71 per share on February 7, 2002, and then to $0.52 on May 8, 2002. As a result, we recorded preferred stock accretion expense totaling $2,338 and $8,234 in the first and second quarters of 2002, respectively, calculated using the Black-Scholes option pricing model utilizing the following assumptions:

	February 7, 2002		May 8, 2002
	Immediately Preceding Reset	Immediately After Reset	Immediately Preceding Reset	Immediately After Reset
Warrant value	$178,592	$180,980	$158,335	$166,569
Exercise price	$0.766	$0.71	$0.71	$0.52
Fair market value of common stock on re-determination date	$0.70	$0.70	$0.62	$0.62
Option life	3 years	3 years	2.8 years	2.8 years
Volatility rate	126%	126%	134%	134%
Risk free rate of return	6.71%	6.71%	6.71%	6.71%
Dividend rate	0%	0%	0%	0%
Expense recorded	NA	$2,388	NA	$8,234

(9)    STOCK OPTION PLANS AND COMMON STOCK PURCHASE WARRANTS

We have stock option plans for directors, officers, employees and other third parties, which provide for nonqualified and incentive stock options. In addition to the 1995 Stock Option Plan, which provides for the issuance of options for up to 4,500,000 shares of common stock, during 2000, we adopted a second plan, the 2000 Stock Option Plan, which provides for the issuance of options for up to 1,750,000 shares of common stock (collectively the “plans”). The options vest over various terms with a maximum vesting period of 42 months and expire after a maximum of ten years from the date of grant. At June 30, 2002, there were options for 4,414,419 shares of common stock outstanding and options for 2,491,634 shares of common stock were vested, with 606,169 options available for future grants under the plans.

A summary of the status of the plans as of June 30, 2002, and changes during the six months then ended is presented in the tables and narrative below:

	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	4,607,074	$5.18
Granted	623,224	$1.00
Exercised	—	—
Forfeited and cancelled	(815,879)	$8.32

Outstanding at end of period	4,414,419	$4.05

Exercisable at end of period	2,491,634	$5.28

Weighted average fair value of options granted during period	$0.42

The status of total stock options outstanding and exercisable under the plans as of June 30, 2002, is as follows:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$ 0.65 – $ 1.63	2,558,224	$0.80	4.4	953,750	$0.68	5.1
$ 1.64 – $ 4.10	645,208	$2.68	4.2	511,291	$2.54	4.0
$ 4.11 – $10.28	717,581	$8.24	3.3	639,352	$7.86	3.1
$10.29 – $25.73	401,740	$12.37	4.6	325,574	$12.30	4.6
$25.74 – $34.94	91,666	$35.36	4.5	61,667	$35.57	4.6

	4,414,419	$4.05		2,491,634	$5.28

During 2000, Jabber adopted the 2000 Jabber Stock Option Plan (the “Jabber plan”) for directors, officers, and employees that provide for the issuance of up to 7,500,000 nonqualified and incentive stock options for Jabber common stock. The options vest over various terms with a maximum vesting period of 36 months and expire after a maximum of ten years from the date of grant. At June 30, 2002, there were options for 2,108,894 shares of common stock outstanding and options for 793,787 shares of common stock were vested with options for 5,391,106 shares of common stock available for future grants under the Jabber plan.

A summary of the status of the Jabber plan as of June 30, 2002, and changes during the six months then ended is presented in the tables and narrative below:

	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,397,784	$1.11
Granted	50,000	$1.00
Exercised	—	—
Forfeited and cancelled	(338,890)	$1.11

Outstanding at end of year	2,108,894	$1.09

Exercisable at end of year	863,598	$1.09

Weighted average fair value of options granted during year	$0.54

At June 30, 2002, the weighted average remaining contractual life was 5.5 years for options outstanding.

Jabber’s Board of Directors has indicated their intent to grant approximately 2,820,000 options under the Jabber plan to Jabber employees. The exercise price is to be determined at Jabber’s next third party financing at which time the options will be granted.

The Company will report minority interest expense for those options that have exercise prices that are less than the per-share net book value of Jabber. As of June 30, 2002, no such options exist.

Pro Forma Fair Value Disclosures

The fair value of each option grant for both Webb and Jabber is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in the six months ended June 30, 2002, risk-free interest rate of 4.11% and 3.91% respectively; no expected dividend yields; expected lives of 5 and 2.6 years, respectively; and expected volatility of 125%. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of options granted.

Cumulative compensation costs recognized in pro forma net loss applicable to common stockholders with respect to options that are forfeited prior to vesting are adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

Had compensation cost for options granted been determined consistent with SFAS 123, our net loss applicable to common stockholders and net loss applicable to common stockholders per common and common equivalent share for the six months ended June 30, 2002, would have been increased to the following pro forma amounts:

	As Reported	Pro Forma
Net loss applicable to common stockholders	$(4,865,757)	$(6,610,940)

Net loss applicable to common stockholders per share-basic and diluted	$(0.28)	$(0.39)

Warrants issued outside the stock option plans-

As of June 30, 2002, Webb had issued warrants to acquire 12,715,315 shares of its common stock, exercisable at prices ranging from $0.62 to $38.44 per share, with a weighted average exercise price of approximately $1.07 per share and a weighted average remaining contractual life of 4.4 years.

As of June 30, 2002, Jabber had issued a warrant to acquire 50,000 shares of its common stock at an exercise price of $1.00 per share. The warrant expires on October 5, 2005.

(10)    STOCK BASED COMPENSATION EXPENSE

        During 2000, Jabber issued 912,500 shares of its common stock to employees of Jabber, an officer of Webb and members of the Jabber advisory boards. The shares vest over periods ranging from grant date to two years. We recorded the value of these shares as deferred compensation, totaling $523,700, and recognize the related non-cash expense in the period the shares vest. During the six months ended June 30, 2002, we recognized $27,436 of deferred compensation as non-cash compensation expense. At June 30, 2002, the remaining deferred compensation related to the issuance of these shares totaled $7,500.

On March 12, 2002, we entered into a six-month consulting agreement with an investor relations firm to provide Webb with services to strengthen our shareholder base and enhance company awareness among investors and brokers. Compensation to the firm includes a cash retainer fee of $7,000 per month and 12,500 restricted shares of our common stock, which we issued on June 5, 2002. We valued the shares of common stock at the fair market value on the grant date and recorded compensation expense on the grant date totaling $6,500.

(11)    NET REVENUES

Net revenues consist of revenues earned by Jabber for fees from the licensing of its IM software products, fees for professional services for the integration and customization of its IM software and fees earned for support and maintenance services.

Net revenues for the six months ended June 30, 2002, are comprised of the following:

Net revenues
Licenses	$711,855

Services	348,346
Services provided to France Telecom, a related party	163,230

Total service revenue	511,576

Total net revenues	$1,223,431

Included in net service revenues for the six months ended June 30, 2002, is $151,728, in professional service revenue and $11,502, in support and maintenance revenue from France Telecom (collectively France Telecom and its subsidiaries or affiliates, “FT”), an investor in Jabber. In February 2002, Jabber and FT entered into a fixed price professional services agreement, valued at $455,000, whereby Jabber is providing professional consulting services for general IM technology as well as IM technology integration with FT proprietary product offerings. Jabber expects to recognize $227,408 in revenue from this contract during the remainder of 2002 and $75,864 during the first quarter of 2003. Support and maintenance revenue recognized relates to the one-year support and maintenance agreement FT entered into on October 1, 2001, in connection with the license of Jabber’s commercial server to FT. Jabber expects to recognize $5,751 in revenue from this contract during the remainder of 2002.

(12)    MAJOR CUSTOMERS

Jabber has derived a substantial portion of its revenues from a limited number of customers. The following table summarizes revenues from customers in excess of 10% of net revenues for the six months ended June 30, 2002 and accounts receivable balances from customers in excess of 10% of the accounts receivable balance at June 30, 2002.

	Net Revenues	Accounts Receivable
Customer A	$594,200	$196,000
Customer B	$231,027	$—
Customer C (Notes 11 and 14)	$163,230	$75,864

(13)    INCOME TAXES

The provision (benefit) for income taxes as of June 30, 2002, includes the following:

Current:
Federal	$—
State	—

Total current provision	—

Deferred:
Federal	(561,182)
State	(54,469)
Valuation allowance	615,650

Total deferred provision (benefit)	—

Total provision	$—

The statutory federal income tax rate was 34% for the six months ended June 30, 2002. Differences between the income tax (benefit) expense reported in the statement of operations and the amount reported by applying the statutory federal income tax rate to loss applicable to common shareholders before income taxes for the six months ended June 30, 2002, are as follows:

Benefit at statutory rate	$(1,654,357)
Increase (decrease) due to:
State income taxes	(160,570)
Nondeductible expenses	1,199,277
Valuation allowance	615,650

Income tax (benefit) expense	$—

Components of net deferred assets (liabilities) as of June 30, 2002, are as follows:

Current:
Accrued and other liabilities	$502,878
Deferred revenue	76,943
Non-current:
Depreciation	40,438
Net operating losses	24,302,534

Total net deferred tax assets	24,922,793
Valuation allowance	(24,922,793)

Net deferred tax assets	$—

For income tax purposes, we have approximately $65 million of net operating loss carryforwards that expire at various dates beginning in 2010. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event of a significant change in ownership. Realization of net operating loss carryforwards is dependent on generating sufficient taxable income prior to the expiration dates.

During the six months ended June 30, 2002, we increased our valuation allowance by $615,650 due mainly to uncertainty relating to the realizability of the 2001 net operating loss carryforward.

(14)    RELATED PARTY TRANSACTIONS

Revenue

FT is an investor in Jabber (See Note 7) and also a customer of Jabber. During the six months ended June 30, 2002, Jabber recorded $163,230 in revenue from FT (See Note 11). As of June 30, 2002, our accounts receivable balance included $75,864 from FT. All revenue through December 31, 2001 from FT has been collected in cash.

Legal Services

Webb’s vice-president of administration and corporate counsel, who began his employment with the Company in 1999, is also a partner in the law firm we retain for our legal services. We incurred $82,640 in legal fees to the law firm during the six months ended June 30, 2002. As of June 30, 2002, our accounts payable balance included $21,733 payable to the law firm.

(15)    COMMITMENTS AND CONTINGENCIES

Minimum future annual lease payments as of June 30, 2002, are as follows:

2002 (remaining six months)	$225,389
2003	428,138
2004	70,000

$723,527

The total operating lease expense for the six months ended June 30, 2002, was $286,315.

(16)    EXTRAORDINARY INCOME

As a result of settlements negotiated with our creditors during 2002 for liabilities incurred generally in 2001, we recorded an extraordinary gain totaling $225,993 during the six months ended June 30, 2002.

(17)    BUSINESS SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” We define operating segments as components of an enterprise for which discrete financial information is available and is reviewed regularly by the chief operating decision-maker to evaluate performance and make operating decisions. Accounting policies of the segment are the same as those described in the summary of significant accounting policies (See Note 2).

We have two reportable business segments: Jabber and Webb. Jabber is a commercial developer of real-time communications software and IM solutions and is building upon the growing demand and adoption of the Jabber.org open-source project by offering proprietary, scalable extensible IM solutions for carriers and service providers, for OEM and ISV partners, and for large enterprises. Webb consists of corporate activities such as accounting, administration, public reporting and financing activities. All revenue for the six months ended June 30, 2002, is from our Jabber segment. Information presented in the following tables is as of June 30, 2002, and for the six months then ended.

Assets
Webb	$613,711
Jabber	1,263,754
Eliminations	3,544,172

Total assets	$5,431,637

Property and equipment, net
Webb	$783,730
Jabber	520,061
Eliminations	(80,602)

Total	$1,223,189

Net Loss from Continuing Operations
Webb	$(6,103,517)
Jabber	(3,325,480)
Eliminations	3,060,795

Net loss before minority interest	$(6,368,202)

Depreciation and Amortization
Webb	$193,313
Jabber	829,104
Eliminations	(41,849)

Total depreciation and amortization	$980,568

Property and equipment additions
Webb	$10,000
Jabber	47,862

Total	$57,862